Exhibit 5.1

BOSTON    CONNECTICUT    NEW JERSEY    NEW YORK    WASHINGTON, D.C.

DAY PITNEY LLP
Attorneys at Law

One Jefferson Road
Parsippany, NJ 07054-2891
T: (973) 966 6300
info@daypitney.com

May 28, 2015

Fuel Systems Solutions, Inc.
780 Third Avenue, 25th Floor
New York, New York 10017

We refer to the registration statement of Fuel Systems Solutions, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed pursuant to the rules and regulations of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 400,000 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Securities”) to be offered pursuant to the Fuel Systems Solutions, Inc. 2009 Restricted Stock Plan (as amended from time to time, the “2009 Plan”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the 2009 Plan and such corporate records, documents, agreements, instruments and certificates of public officials of the State of Delaware and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Act; (ii) the Shares have been duly issued and sold as contemplated by the Registration Statement (including the Prospectus which is not filed therewith) and the 2009 Plan; and (iii) either a certificate representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) or if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchaser thereof, upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the 2009 Plan.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Delaware.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Day Pitney LLP

DAY PITNEY LLP